Exhibit 10.4

Dollar Tree, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

April 19, 2016

Mr. Howard R. Levine

Dear Howard,

Reference is made to that certain retention letter (“Retention Letter”), dated as of July 27, 2014, entered into between you and Dollar Tree, Inc. (“Parent”) in connection with the merger consummated among Parent, Family Dollar Stores, Inc. (the “Company” and Dime Merger Sub, Inc.

The parties agree to amend, effective as of the date hereof, the paragraph of the Retention Letter entitled “Transfer Restrictions” to read as follows:

Transfer Restriction: You agree that during the 30-month period following the Effective Time, you will not, and will cause any trust or other entity controlled by you not to, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, any shares of common stock of Parent (“Shares”) received in the Merger, or (b) enter into any contract, option or other arrangement or understanding with respect to the Transfer of any such Shares, in either case, which would result in the sale into the public markets of more than 500,000 Shares during any five-trading-day period; provided, however, that nothing contained herein shall prevent you from disposing of Shares in connection with a corporate transaction that is approved by the board of directors of Parent or from Transferring Shares for estate planning purposes or to a charitable institution for philanthropic purposes but only, prior to the effectiveness of such Transfer, if the transferee agrees in writing to be bound by the transfer restrictions set forth herein (except that you many annually transfer a number of Shares equal to the product of the Award Exchange Ratio (as defined in the Merger Agreement) and 100,000 to the Howard R. Levine Foundation Fund in accordance with past practice and without any limitation placed on that Fund with respect to the subsequent disposition of such Shares during the restriction period set forth herein). Any Transfer or attempted Transfer of Shares in violation of this Retention Letter shall, to the fullest extent permitted by law, be null and void ab initio, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognized any such purported transaction on its share register.

Except to the extent state herein, the Retention Agreement continues in full force and effect. This letter agreement, together with the Retention Letter and Employment Agreement (as defined therein), constitute the entire agreement between the parties hereto with respect to the subject matter hereof. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you, Parent and the Company, or by you and Parent if the Company ceases to exist as a separate legal entity. This letter agreement will be governed, construed, and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

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Please acknowledge your agreement to the terms of this letter agreement by your signature below, effective as of the date first stated above.

Sincerely,

Dollar Tree, Inc.

By:     /s/ William A. Old, Jr.
William A. Old, Jr.
Chief Legal Officer

Family Dollar Stores, Inc.

By:     /s/ William A. Old, Jr.
William A. Old, Jr.
Chief Legal Officer

Acknowledged and Agreed:

/s/ Howard R. Levine            04-19-16
Howard R. Levine            Date

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